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Exhibit J(2)

[PRICEWATERHOUSECOOPERS]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2003 relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of the following funds of Protective Investment Company: Global Income Fund, International Equity Fund, Capital Growth Fund, Growth and Income Fund, CORE U.S. Equity Fund and Small Cap Value Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 30, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS